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                                                                    Exhibit 9(i)

FOR IMMEDIATE RELEASE


Contacts:  Steve  Ellis                               Dawn Orr
           Director, Corporate Communications         Director, Investor
                                                      Relations
           SAGA SOFTWARE, Inc.                        SAGA SOFTWARE, Inc.
           703-391-8295                               703-391-6589
           steve.ellis@sagasoftware.com         dawn.orr@sagasoftware.com


             SAGA SYSTEMS, Inc. Announces Results of Dutch Auction

RESTON, VA, May 26, 1999 - SAGA SYSTEMS, Inc. (formerly known as Software AG Systems, Inc.) (NYSE: AGS) announced today that its "Dutch Auction" self tender offer to purchase up to 6,000,000 shares at a purchase price not greater than $8.00 per share nor less than $6.50 per share expired in accordance with its terms with only 200 shares being tendered. The company will promptly purchase the tendered shares at $8.00 per share.

On the Expiration Date of the offer, the last reported sale price of the Common Stock was $11 9/16. Since the commencement of the self tender offer, the company's stock price has increased by more than 60%.


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